CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$28,999,986.21	$3,366.90

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated May 12, 2011	Filed Pursuant to Rule 424(b)(2)
(To the Prospectus dated August 31, 2010, and	Registration No. 333-169119
the Prospectus Supplement dated August 31, 2010)

$28,999,986.21
Income Enhanced Reverse Exchangeable Notes due December 23, 2011 Global Medium-Term Notes, Series A, No. E- 6566

Terms used in this pricing supplement are described or defined in the prospectus supplement. The Income Enhanced Reverse Exchangeable Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this pricing supplement.

The following terms relate to the Note offering:

•	Issuer: Barclays Bank PLC

•	Issue Date: May 19, 2011

•	Initial Valuation Date: May 12, 2011

•	Final Valuation Date: December 16, 2011*

•	Maturity Date: December 23, 2011**

•	Number of Notes: 1,047,309

•	Denominations: Minimum denominations of $27.69 and integral multiples of $27.69 in excess thereof.

•	Reference Asset: The common stock of EMC Corporation, listed on the New York Stock Exchange under ticker symbol “EMC” (the “linked share”).

•	Initial Value: $27.69

•	Lower Strike Price: $19.6599, which is 71% of the initial value

•	Upper Strike Price: $29.0745, which is 105% of the initial value

•	Interest Rate: 8.00% per annum.

•	Interest Payment Date: Monthly, on the 23rd of each month during the term of the Notes, beginning on June 23, 2011, and ending on and including the Maturity Date.

•	Interest Payment Record Dates: 15 calendar days prior to each Interest Payment Date.

•	Day Count Convention: 30/360

•	Business Day Convention: Modified Following; Unadjusted

•	Payment at Maturity (excluding the final interest payment): On the maturity date, Barclays Bank PLC will pay you, per Note:

•	If the settlement value is less than the lower strike price, the lower strike price;

•	If the settlement value is greater than or equal to the lower strike price but less than the upper strike price, the settlement value;

•	If the settlement value is greater than or equal to the upper strike price, the upper strike price.

•	Settlement Value: The product of the adjusted closing price of the linked share on the final valuation date, times the multiplier then in effect on the final valuation date.

•	Multiplier: 1.0, subject to adjustments as described in “Selected Purchase Considerations” below.

•	Adjusted Closing Price: The adjusted closing value will equal the sum of the closing price of the linked share on the relevant valuation date and its dividend adjustment amount on such valuation date.

•

Closing Price: The last reported sales price for the linked share on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange on the relevant valuation date.

•

Dividend Adjustment Amount: The dividend adjustment amount as of any scheduled trading day shall be calculated as the actual aggregate dividend minus the expected aggregate dividend, in each case as of such scheduled trading day, which may be positive or zero.

•	Actual Aggregate Dividend: With respect to any scheduled trading day, the actual aggregate dividend shall be calculated as follows:

•

If ex-dividend dates occur within the period from, but excluding, the initial valuation date to, and including, such scheduled trading day, the actual aggregate dividend shall be the sum of the net dividend amounts, as reported on Bloomberg “EMC <Equity> DVD” page in the “Net Amt” column, corresponding to all such ex-dividend dates per share of the linked share.

•	If no ex-dividend dates occur within the period from, but excluding, the initial valuation date to, and including, such scheduled trading day, the actual aggregate dividend shall be zero.

•	Expected Aggregate Dividend: The expected dividend for the linked share is zero.

•

Physical Delivery Amount: If Barclays Bank PLC has elected to exercise the physical settlement option, Barclays Bank PLC will deliver to you on the maturity date a number of shares of the linked share equal to (1) the total cash value of payment due at maturity on the number of notes you own, divided by (2) the closing price of the linked share on the final valuation date. We will provide the trustee with not less than three business days’ prior written notice of such election.

•	Calculation Agent: Barclays Bank PLC

•	Business Day: New York and London

•	CUSIP: 06741K452

•	ISIN: US06741K4528

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the linked share” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the linked share” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc., or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement, any accompanying prospectus supplement or base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	0.00%	100.00%
Total	$28,999,986.21	$0.00	$28,999,986.21

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

SELECT RISK CONSIDERATIONS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the linked share and will depend on whether, and the extent to which, the settlement value is greater or less than the initial value, the lower strike price or the upper strike price, as the case may be. If the settlement value is between the initial value and the lower strike price, you will lose 1% of the principal amount of your Notes for every 1% that the settlement value is below the initial value. You may lose up to 29% of the principal amount of your Notes (excluding any interest payment).

•

Your Gain on the Notes at Maturity Will be Limited to the Upper Strike Price (Excluding Any Interest Payment)—If the settlement value on the final valuation date is greater than the initial value, the payment at maturity per Note (excluding any interest payment) will be equal to the settlement value unless the settlement value is greater than or equal to the upper strike price. If the settlement value is greater than or equal to the upper strike price, the payment at maturity per Note (excluding any interest payment) will be equal to the upper strike price, regardless of the positive percentage increase of the linked share from its initial value. You will forego any participation in any appreciation of the linked share in excess of the upper strike price, which may be significant.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

PS–2

•

The Payment at Maturity of Your Notes is Not Based on any Price of the Linked Share at Any Time Other than the Closing Price of the Linked Share on the Final Valuation Date—The settlement value will not be based on any price of the linked price at any time other than the closing price of the linked share on the final valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the closing price of the linked share fell precipitously on the final valuation date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the price of the linked share prior to such drop.

•

No Voting and Distribution Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the linked share would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Market Disruption Events and Adjustments—Certain events may cause the linked share to be disrupted or adjusted. See “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” and “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset—Antidilution Adjustments” in the Prospectus Supplement dated August 31, 2010. In the event the final valuation date or maturity date is delayed, the payment at maturity may be lower than what you may have anticipated based on the last available closing price of the linked share as of the scheduled final valuation date.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the linked share on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the linked share;

•	the time to maturity of the Notes;

•	the dividend rate on the linked share;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

SELECTED PURCHASE CONSIDERATIONS

•

Appreciation Potential—The Notes provide the opportunity to achieve equity returns, subject to the upper strike price. If the settlement value is greater than the upper strike price, you will be entitled to receive, per each Note, an amount at maturity equal to the upper strike price (in addition to the final interest payment on the Notes). Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Afforded by the Lower Strike Price—If the settlement value is lower than the lower strike price, you will receive at maturity (in addition to the final interest payment) an amount per Note equal to the lower strike price. You may lose up to 29.00% of the principal amount of your Notes (excluding any interest payments made on the Notes).

•

Physical Delivery Amount—If Barclays Bank PLC has elected to exercise the physical settlement option, Barclays Bank PLC will deliver to you on the maturity date a number of shares of the linked share equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the linked share on the final valuation date and will provide the trustee with not less than three business days’ prior written notice of such election.

PS–3

If, however Barclays Bank PLC determines that it is prohibited from delivering such shares, or that it would otherwise be unduly burdensome to deliver such shares on the maturity date, it will pay in cash the amount payable at maturity as if it had not elected the physical settlement option.

If the calculation above results in a fractional share, Barclays Bank PLC will pay cash to you in an amount equal to that fractional share, based upon the closing price of the linked share (and any other equity securities included in the calculation of the settlement value) on the final valuation date.

Upon the occurrence of certain events, or if the issuer of the linked share is involved in certain extraordinary transactions, the number of shares of reference asset to be delivered may be adjusted and Barclays Bank PLC may deliver, in lieu of or in addition to the linked share, cash and any other equity securities used in the calculation of the settlement value, all as determined by the calculation agent.

•

Dividend Adjustment Amount—The dividend adjustment amount is equal to the actual aggregate dividend minus the expected aggregate dividend, in each case as of any scheduled trading day, which may be positive, negative or zero. With respect to any scheduled trading day, the “actual aggregate dividend” is calculated as follows:

•

If ex-dividend dates occur within the period from, but excluding, the initial valuation date to, and including, such scheduled trading day, the actual aggregate dividend shall be the sum of the net dividend amounts, as reported on Bloomberg “EMC <Equity> DVD” page in the “Net Amt” column, corresponding to all such ex-dividend dates per share of the linked share.

•	If no ex-dividend dates occur within the period from, but excluding, the initial valuation date to, and including, such scheduled trading day, the actual aggregate dividend shall be zero.

The value of the “expected aggregate dividend” of the linked share is zero, as specified on the cover page of this pricing supplement.

The expected aggregate dividend on any expected ex-dividend date is subject to adjustment in the event of certain events affecting the linked share, such as share splits, reverse share splits or reclassifications, as determined by the calculation agent, in its good faith judgment.

To the extent any security other than the linked share is a security used to calculate the settlement value and the issuer of such security changes the per share amount of dividends it pays on its relevant shares of common stock, the calculation agent will determine whether or not to calculate the value of such security in a manner comparable to that described in the preceding paragraphs with respect to the applicable reference asset.

•

Adjustments to the Multiplier—The multiplier for any security included in the calculation of the settlement value will represent the number of those securities included in the calculation of the settlement value. The initial multiplier for the linked share is 1.0. Adjustments to the multiplier and to equity securities included in the calculation of the settlement value will be made by adjusting the multiplier then in effect for the securities, by adding new securities or cash and/or by removing current securities in the circumstances described in the accompanying prospectus supplement under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

For example, if the linked share is subject to a stock split or reverse stock split, once the split has become effective, the multiplier relating to the linked share will be adjusted. The multiplier will be adjusted to equal the product of (1) the number of shares of the linked share outstanding after the split with respect to each share immediately prior to effectiveness of the split, and (2) the prior multiplier.

In addition, if the linked share is subject to an extraordinary stock dividend or extraordinary stock distribution in shares of the linked share that is given equally to all holders of shares, then once the linked share is trading ex-dividend, the multiplier will be increased by the product of (1) the number of shares issued with respect to one share, and (2) the prior multiplier.

For a discussion of adjustments that may be made in the event of a merger or consolidation of the issuer of the linked share, please see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the linked share—Reorganization Events”. Please also see the discussion under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the linked share—Additional Adjustment Events” in the accompanying prospectus supplement for a description of adjustments that may be made under certain additional circumstances described therein.

PS–4

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement, or if your taxable year ends on a day that is between the final valuation date and the maturity date or on the final valuation date. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different than those outlined below.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD CURRENTLY BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, CERTAIN ASPECTS OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND OTHER TAX LAWS TO YOUR INVESTMENT IN THE NOTES.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct. It would be reasonable to treat the Notes as short-term contingent debt instruments for United States federal income tax purposes and, except as otherwise noted, the discussion below assumes the Notes will be treated as such.

Treatment of Interest. It would generally be reasonable to account for the monthly interest payments as ordinary income in accordance with your regular method of accounting for tax purposes. Additionally, cash-basis taxpayers may elect to currently accrue interest in respect the Notes. You should consult your tax advisor about the tax consequences of making this election, which would, if made, apply to all short-term obligations you acquire on or after the first day of the first taxable year to which the election applies. If you are a cash-basis taxpayer and do not make the election described above, you may be required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry the Notes in an amount equal to the deferred stated interest until such deferred interest is included in income. While it is not entirely clear how payments of interest should be treated, under the approach set out above, you will treat the interest payments as ordinary income even though you may recognize short-term capital loss in respect of your Notes. Any character mismatch arising from your inclusion of ordinary income and short-term capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor about possible alternative characterizations of interest payments on the Notes.

Payment Upon Maturity. Upon the maturity of your Notes, you should recognize ordinary income or short-term capital loss in an amount equal to the difference between the amount you receive with respect to your Notes at such time (excluding amounts attributable to interest) and your adjusted tax basis in your Notes. For this purpose, if you receive linked shares pursuant to the physical settlement option, you should be treated as receiving an amount equal to the fair market value of such linked shares at the time of receipt (plus the cash received in lieu of a fractional linked share, if any). Your adjusted tax basis in your Notes will generally be equal to the price you paid for your Notes, increased by any accrued amounts that you previously included in income in respect of your Notes and decreased by any interest payments on your Notes to the extent that under your method of accounting you did not include the payment in income when received. If you receive linked shares pursuant to the physical settlement option, you would have a basis in such linked shares equal to their fair market value at such time. Your holding period in such linked shares would begin the day after you beneficially receive the linked shares.

Sale or Exchange. Upon the sale or exchange of your Notes, it would be reasonable for you to recognize short-term capital gain or loss in an amount equal to the difference between the amount received by you upon such sale or exchange (excluding amounts attributable to interest, which will be treated as such to the extent not previously included in income) and your tax basis in your Notes (determined as described above). However, if you sell or exchange your Notes between the final valuation date and the maturity date, it would be reasonable for you to treat any gain that you recognize as ordinary income. The deductibility of capital losses is subject to limitations.

Alternative Treatments. It is possible that your Notes could be characterized in a manner that results in tax consequences that are different from those described above. For example, it is possible that the Notes could be characterized as a prepaid income-bearing executory contract with respect to the linked share. It is also possible that the Notes could be treated as an investment unit consisting of an executory contract in respect of the linked share and a debt instrument, in which case a portion of the monthly interest payments that you receive could be taxable as ordinary interest income and a portion could be treated as payments to you in respect of the executory contract, to be accounted for as additional proceeds from the ultimate sale or maturity of the executory contract. It is also possible that the monthly payments on the Notes should not be taxed as ordinary income as you receive or accrue the payments, as set forth above, but rather should reduce your basis in your Notes by the amount received, at the time of receipt. Under some of the alternatives set forth in this paragraph, the risk of a mismatch between ordinary income and short-term capital loss would be reduced. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your Notes for United States federal income tax purposes.

PS–5

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

REFERENCE ASSET ISSUER AND REFERENCE ASSET INFORMATION

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the company issuing the linked share can be located by reference to the linked share SEC file number specified below.

The summary information below regarding the company issuing the linked share comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the linked share with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of the issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of the issuer.

EMC Corporation

According to publicly available information, EMC Corporation (the “Company) is an information technology company that, together with its subsidiaries, develops, delivers and supports information infrastructure and virtual infrastructure technologies, solutions and services.

Information filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be located by reference to its SEC file number: 1-9853, or its CIK Code: 0000790070. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “EMC”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information About the Linked Share

The following table presents the high and low closing prices for the common stock, as reported on EMC Corporation during each fiscal quarter in 2007, 2008, 2009, 2010 and 2011 (through May 12, 2011), and the closing price at the end of each quarter in 2007, 2008, 2009, 2010 and 2011 (through May 12, 2011).

The historical prices of the common stock are not necessarily indicative of future performance; accordingly, there can be no assurance that the payment you receive at maturity will equal or exceed the principal amount. The historical prices below have been adjusted to reflect any stock splits or reverse stock splits.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the linked share should not be taken as an indication of the future performance of the share during the term of the notes.

PS–6

	High	Low	Period End
2007
First Quarter	$14.79	$12.93	$13.85
Second Quarter	$18.10	$14.09	$18.10
Third Quarter	$20.91	$17.72	$20.80
Fourth Quarter	$25.39	$17.37	$18.53

2008
First Quarter	$18.02	$14.24	$14.34
Second Quarter	$17.97	$14.17	$14.69
Third Quarter	$15.74	$11.47	$11.96
Fourth Quarter	$11.97	$8.85	$10.47
2009
First Quarter	$12.51	$9.85	$11.40
Second Quarter	$13.51	$11.61	$13.10
Third Quarter	$17.16	$12.49	$17.04
Fourth Quarter	$18.44	$16.43	$17.47
2010
First Quarter	$18.94	$16.63	$18.04
Second Quarter	$19.98	$17.68	$18.30
Third Quarter	$21.64	$18.04	$20.31
Fourth Quarter	$23.09	$19.61	$22.90
2011
First Quarter	$27.35	$23.10	$26.56
Second Quarter (through May 12, 2011)	$28.45	$25.85	$27.73

Historical Performance of the Linked Share

The following graph sets forth the historical performance of the linked share based on the daily closing price from January 3, 2007 through May 12, 2011. The closing price of the linked share on May 12, 2011 was $27.73.

We obtained the daily closing share prices below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing share prices of the linked share should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the linked share will result in the return of any of your initial investment.

PS–7

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–8

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The table set forth below, which sets forth a range of hypothetical returns on the Notes given a range of hypothetical settlement values, has been prepared on the basis of the following assumptions. All hypothetical returns are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples may have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes.

Assumptions:

•	No market disruption events, reorganization events or events of default occur during the term of the Notes and the Notes are held to maturity.

•	As of the final valuation date, the actual aggregate dividend of the linked share equals its expected aggregate dividend.

•	Barclays Bank PLC has not elected to exercise the physical settlement option.

•	Multiplier: 1.00.

•	Initial Value: $27.6900

•	Lower Strike Price: $19.6599

•	Upper Strike Price: $29.0745

•	Interest Rate per Annum: 8.00%

Hypothetical Return Table

Hypothetical Settlement Value on the Final Valuation Date	Percentage Change From the Initial Value to the Hypothetical Settlement Value on the Final Valuation Date	Total Interest Payments Paid or Payable on or Before the Maturity Date per Note	Hypothetical Total Cash Amount Payable per Note on the Stated Maturity Date*	Hypothetical Total Annualized Yield** on the Notes on the Maturity Date	Hypothetical Total Annualized Yield from Direct Ownership of the Linked Share
$49.8420	80%	$1.3168	$29.0745	17.22%	168.80%
$44.3040	60%	$1.3168	$29.0745	17.22%	120.49%
$38.7660	40%	$1.3168	$29.0745	17.22%	76.13%
$33.2280	20%	$1.3168	$29.0745	17.22%	35.89%
$30.4590	10%	$1.3168	$29.0745	17.22%	17.39%
$27.6900	0%	$1.3168	$27.6900	8.26%	0.00%
$24.9210	-10%	$1.3168	$24.9210	-8.80%	-16.24%
$22.1520	-20%	$1.3168	$22.1520	-24.68%	-31.30%
$16.6140	-40%	$1.3168	$19.6599	-37.91%	-57.66%
$11.0760	-60%	$1.3168	$19.6599	-37.91%	-78.59%
$5.5380	-80%	$1.3168	$19.6599	-37.91%	-93.33%

*	Per $27.69 principal amount Note. Excludes the final interest payment on the Notes.
**	The hypothetical total annualized yield on the maturity date represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months compounded annually), of all payments made or to be made on the Notes, including the amount payable on the maturity date and all interest payments through the maturity date, the sum of these present values being equal to the original issue price.

Hypothetical Examples of Amounts Payable at Maturity

Example 1. The hypothetical settlement value on the final valuation date is $28.0000 per share, or 101.12% of the initial value.

Because the settlement value of $28.0000 per share is greater than the lower strike price but lower than the upper strike price, you will receive a payment per note at maturity (excluding the final interest payment) of $28.0000.

In the case of physical settlement in this example, you would receive on the stated maturity date a number of shares of the linked share equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the linked share on the final valuation date.

Accordingly you would receive on the maturity date, for each Note that you hold, one share of the linked share plus the final interest payment on your Notes.

PS–9

Example 2. The hypothetical settlement value on the final valuation date is $22.0000 per share, or 79.45% of the initial value.

Because the settlement value of $22.0000 per share is greater than the lower strike price but lower than the upper strike price, you will receive a payment per note at maturity (excluding the final interest payment) of $22.0000.

In the case of physical settlement in this example, you would receive on the stated maturity date a number of shares of the linked share equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the linked share on the final valuation date.

Accordingly you would receive on the maturity date, for each Note that you hold one share of the linked share plus the final interest payment on your Notes.

Example 3. The hypothetical settlement value on the final valuation date is $15.0000 per share, or 54.17% of the initial value.

Because the settlement value of $15.0000 per share is lower than the lower strike price, you will receive a payment per note at maturity (excluding the final interest payment) of $19.6599, which is equal to the lower strike price.

In the case of physical settlement in this example, you would receive on the stated maturity date a number of shares of the linked share equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the linked share on the final valuation date.

Accordingly you would receive on the maturity date, if you held one Note, one share of the linked share and $4.6599 in cash, plus the final interest payment. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis. For example, if you held 1,047,309 Notes, you would receive on the maturity date in total, 1,372,666 shares of the linked share and $0.2091 in cash, plus the final interest payment on your Notes.

Example 4. The hypothetical settlement value on the final valuation date is $32.0000 per share, or 115.57% of the initial value.

Because the settlement value of $32.0000 per share is greater than the upper strike price, you will receive a payment per note at maturity (excluding the final interest payment) of $29.0745, which is equal to the upper strike price.

In the case of physical settlement in this example, you would receive on the stated maturity date a number of shares of the linked share equal to (1) the total cash value of payment due at maturity (excluding any interest payment) on the number of Notes you own, divided by (2) the closing price of the linked share on the final valuation date.

Accordingly you would receive on the maturity date, if you held one Note, zero shares of the linked share and $29.0745 in cash, plus the final interest payment. To the extent that you hold more than one Note, the calculations of cash payments in lieu of fractional shares would be made on an aggregate, rather than on a per Note, basis. For example, if you held 1,047,309 Notes, you would receive on the maturity date in total, 951,562 shares of the linked share and $1.5205 in cash, plus the final interest payment on your Notes.

If the physical settlement option is elected, the market value of the shares of the linked share that you receive per Note on the maturity date may be less than the cash amount that you would have received had the physical settlement option not been elected. This is because the number of shares of the linked share you receive will ordinarily be calculated based upon the adjusted closing price of the linked share on the final valuation date and will not take into account any fluctuations in the market price of the linked share between the final valuation date and the maturity date.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the notes at the price specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the notes, if any are taken.

The Agent proposes to offer the notes initially at a public offering price equal to the price specified on the cover of this preliminary pricing supplement.

Delivery of the notes will be made against payment for the notes on or about the issue date indicated on the cover of this preliminary pricing supplement, which is the fifth business day following the inception date (that is, the notes will have a settlement cycle referred to as “T+5”).

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